Exhibit 1(a)

AMERICAN ELECTRIC POWER COMPANY, INC.

Underwriting Agreement

60,000,000 Shares*

Common Stock
($6.50 par value)

Dated April 1, 2009

AGREEMENT made between AMERICAN ELECTRIC POWER COMPANY, INC. a corporation organized and existing under the laws of the State of New York (the Company), and the several persons, firms and corporations (the Underwriters) named in Exhibit 1 hereto.

WITNESSETH:

WHEREAS, the Company proposes to issue and sell to the Underwriters 60,000,000 shares of common stock, $6.50 par value (Common Stock), of the Company (the Underwritten Shares); and

WHEREAS, the Company also proposes to grant to the Underwriters an option to purchase up to an additional 9,000,000 shares of Common Stock to cover over-allotments (the Option Shares; the Option Shares, together with the Underwritten Shares, being hereinafter called the Shares); and

WHEREAS, the Underwriters have designated the persons signing this Agreement (collectively, the Representative) to execute this Agreement on behalf of the respective Underwriters and to act for the respective Underwriters in the manner provided in this Agreement; and

WHEREAS, the Company has prepared and filed, in accordance with the provisions of the Securities Act of 1933, as amended (the Act), with the Securities and Exchange Commission (the Commission), a registration statement (File No. 333-156387), which was effective upon filing with the Commission, and a prospectus relating to, among other securities, its Common Stock; and

WHEREAS, such registration statement, including the financial statements, the documents incorporated or deemed incorporated therein by reference, and the exhibits thereto, being herein called, collectively, the Registration Statement, and the prospectus, including the documents incorporated or deemed incorporated therein by reference, constituting a part of such Registration Statement, as it may be last amended or supplemented prior to the effectiveness of this Agreement, but excluding any amendment or supplement relating solely to securities other than the Shares, being herein called the Basic Prospectus, and the Basic Prospectus, as amended and supplemented, including documents incorporated by reference therein, together with the Preliminary Prospectus Supplement dated March 30, 2009, immediately prior to the Applicable Time (as defined below), being herein called the Pricing Prospectus, and the Basic Prospectus included in the Registration Statement, as it is to be supplemented by a final prospectus supplement (the Prospectus Supplement) to include information relating to the Shares, including the names of the Underwriters, the price and terms of the offering, and certain other information relating to the Shares, which will be filed with the Commission pursuant to Rule 424(b) of the Commission's General Rules and Regulations under the Act (the Rules), including all documents then incorporated or deemed to have been incorporated therein by reference, being herein called the Prospectus.

For purposes of this Agreement, the Applicable Time is 5:30 pm (New York Time) on the date of this Agreement and the documents and information listed in Exhibit 2, taken together, collectively being herein called the Pricing Disclosure Package.

For purposes of this Agreement, Permitted Free Writing Prospectus shall mean (a) one or more free writing prospectuses that contain only preliminary or final terms of the Shares and is not required to be filed by the Company pursuant to Rule 433, and (b) a free writing prospectus that contains no more than “issuer information” (as defined in Rule 433(h)(2) under the Act) that was previously included in the Pricing Prospectus or a free writing prospectus previously filed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed between the parties as follows:

1.           Purchase and Sale:  (a) Upon the basis of the warranties and representations and on the terms and subject to the conditions herein set forth, the Company agrees to sell to the respective Underwriters named in Exhibit 1 hereto, severally and not jointly, and the respective Underwriters, severally and not jointly, agree to purchase from the Company, the respective number of Underwritten Shares set opposite their names in Exhibit 1 hereto, together aggregating all of the Underwritten Shares, at a purchase price equal to $23.765 per Share.

(b)           Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, not more than 9,000,000 Option Shares at the same purchase price per share as the Underwriters shall pay for the Underwritten Shares, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Shares but not payable on the Option Shares.  Said option may be exercised only to cover over-allotments in the sale of the Underwritten Shares by the Underwriters.  Said option may be exercised one time, in whole or in part, on or before the 30th day after the date of the Prospectus.  Said option shall be exercised upon written notice by the Representative to the Company setting forth the number of shares of the Option Shares as to which the several Underwriters are exercising the option and the settlement date.  The number of shares of the Option Shares to be purchased by each Underwriter shall be the same percentage of the total number of Option Shares to be purchased by the several Underwriters as such Underwriter is purchasing of the Underwritten Shares at the Closing Time (as defined below), subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional share.

2.           Payment and Delivery:  Payment for the Underwritten Shares and the Option Shares (if the option provided for in Section 1(b) shall have been exercised on or before the third business day prior to the Closing Time) shall be made to the Company in immediately available funds or in such other manner as the Company and the Representative shall mutually agree upon in writing, upon the delivery of the Underwritten Shares and the Option Shares, as applicable, to the Representative for the respective accounts of the Underwriters against receipt therefor signed by the Representative on behalf of itself and for the other Underwriters.  Such delivery shall be made at 10:00 A.M., New York Time, on April 7, 2009 (or on such later business day, not more than five business days subsequent to such day, as may be mutually agreed upon by the Company and the Underwriters), unless postponed in accordance with the provisions of Section 9 hereof, at the office of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or at such other place as the Company and the Representative shall mutually agree in writing.  The time at which payment and delivery are to be made is herein called the Closing Time.  Delivery of the Underwritten Shares and the Option Shares shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

If the option provided for in Section 1(b) hereof is exercised after the third business day prior to the Closing Time, the Company will deliver the Option Shares (at the expense of the Company) to the Representative, at the office of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, on the date specified by the Representative (which shall be at least three business days after exercise of said option) for the respective accounts of the respective Underwriters, against payment by the respective Underwriters through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company.  If settlement for the Option Shares occurs after the Closing Time, the Company will deliver to the Representative on the settlement date for the Option Shares (the Option Settlement Date), and the obligation of the Underwriters to purchase the Option Shares shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Time pursuant to Section 3 hereof.  Any Option Settlement Date after the Closing Time shall be such date as the Company and the Representative may agree.

3.           Conditions of Underwriters’ Obligations:  The several obligations of the Underwriters hereunder to purchase Underwritten Shares and Option Shares, as the case may be, are subject to the accuracy of the warranties and representations on the part of the Company on the date hereof, at the Applicable Time, at the Closing Time and at any Option Settlement Date and to the following other conditions:

(a) That all legal proceedings to be taken and all legal opinions to be rendered in connection with the issue and sale of the Shares shall be satisfactory in form and substance to Dewey & LeBoeuf LLP, counsel to the Underwriters, and the Company shall have furnished such counsel all documents and information that it may reasonably request to enable it to pass upon such matters.

(b) That, at the Closing Time and any Option Settlement Date, as applicable, the Representative shall be furnished with the following opinions, dated the day of the Closing Time or the Option Settlement Date, as applicable, with conformed copies or signed counterparts thereof for the other Underwriters, with such changes therein as may be agreed upon by the Company and the Representative with the approval of Dewey & LeBoeuf LLP, counsel to the Underwriters

(1)
Opinion of Hunton & Williams LLP and either of Jeffrey D. Cross, Esq.,  Thomas G. Berkemeyer, Esq. or William E. Johnson, Esq., counsel to the Company, substantially in the form heretofore previously provided to the Underwriters; and

(2)	Opinion of Dewey & LeBoeuf LLP, counsel to the Underwriters, substantially in the form heretofore previously provided to the Underwriters.

(c) That the Representative shall have received on the date hereof and shall receive at the Closing Time and at the Option Settlement Date, as applicable, letters from Deloitte & Touche LLP dated the date hereof and the date of the Closing Time and the Option Settlement Date, respectively, in form and substance satisfactory to the Representative (which may refer to the letter previously delivered to the Representative, as applicable) (i) confirming that with respect to the Company they are an independent registered public accounting firm within the meaning of the Act and the applicable published rules and regulations of the Commission and the Public Company Accounting Oversight Board (United States) thereunder, (ii) stating that in their opinion the consolidated financial statements audited by them and included or incorporated by reference in the Registration Statement, Pricing Prospectus and Prospectus, respectively, complied as to form in all material respects with the then applicable accounting requirements of the Commission, including the applicable published rules and regulations of the Commission and (iii) covering as of a date not more than three business days prior to the date of each such letter, as applicable, such other matters as the Representative reasonably requests.

(d) Any material required pursuant to Section 433(d) shall have been filed by the Company with the Commission within the applicable time periods prescribed by Rule 433.

(e) That no amendment to the Registration Statement and that no supplement to the Pricing Prospectus or the Prospectus of the Company (other than the Pricing Prospectus or amendments, prospectuses or prospectus supplements relating solely to securities other than the Shares) relating to the Shares and no document which would be deemed incorporated in the Pricing Prospectus or Prospectus by reference filed subsequent to the date hereof and prior to the Closing Time or the Option Settlement Date, as applicable, shall contain material information substantially different from that contained in the Pricing Prospectus which is unsatisfactory in substance to the Representative or unsatisfactory in form to Dewey & LeBoeuf LLP, counsel to the Underwriters.

(f) That, at the Closing Time and the Option Settlement Date, as applicable, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act by the Commission or proceedings therefor initiated.

(g) That, from the date hereof to the Closing Time or the Option Settlement Date, as applicable, there shall not have been any material adverse change in the business, properties or financial condition of the Company from that set forth in the Pricing Prospectus (other than changes referred to in or contemplated by the Pricing Prospectus), and that the Company shall, at the Closing Time and the Option Settlement Date, as applicable, have delivered to the Representative a certificate of an executive officer of the Company to the effect that, to the best of his or her knowledge, information and belief, (a) there has been no such change, (b) there has not been any material transaction entered into by the Company or any of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Act) other than transactions contemplated by the Registration Statement and the Pricing Prospectus or transactions arising in the ordinary course of business, and (c) as to the matters set forth in paragraph (f) of this Section 3.

(h) That the Company shall have performed such of its obligations under this Agreement as are to be performed at or before the Closing Time or the Option Settlement Date, as applicable, by the terms hereof.

(i) That, at the Closing Time, the Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and satisfactory evidence of such actions shall have been provided to the Representative.

(j) That, at the Closing Time, each of the executive officers and directors of the Company listed in Exhibit 3 shall have entered into an agreement substantially in the form attached hereto as Exhibit 4.

(k) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Time or the Option Settlement Date, as the case may be, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Time or the Option Settlement Date, as the case may be, prevent the issuance or sale of the Shares.

In case any of the conditions specified in this Section 3 shall not have been fulfilled, this Agreement may be terminated by the Underwriters at any time at or prior to the Closing Date upon written notice thereof to the Company.  Any such termination shall be without liability of any party to any other party except as otherwise provided in Section 4(g), Section 4(h) and Section 4(i) hereof and except for any liability under Section 8 hereof.

4.           Certain Covenants of the Company:  In further consideration of the agreements of the Underwriters herein contained, the Company covenants as follows:

(a) As soon as practicable, and in any event within the time prescribed by Rule 424 under the Act, to file the Prospectus with the Commission and make any other required filings pursuant to Rule 433; as soon as the Company is advised thereof, to advise the Representative and confirm the advice in writing of any request made by the Commission for amendments to the Registration Statement, Pricing Prospectus, Prospectus or any Permitted Free Writing Prospectus or for additional information with respect thereto or of the entry of an order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus or of the initiation or threat of any proceedings for that purpose and, if such an order should be entered by the Commission, to make every reasonable effort to obtain the prompt lifting or removal thereof.

(b) To deliver to the Underwriters, without charge, as soon as practicable (and in any event within 24 hours after the date hereof), and from time to time thereafter during such period of time (not exceeding nine months) after the date hereof as they are required by law to deliver a prospectus (or required to deliver but for Rule 172 under the Act)(the Prospectus Delivery Period), as many copies of the Prospectus or Permitted Free Writing Prospectus (as supplemented or amended if the Company shall have made any supplements or amendments thereto, other than supplements or amendments relating solely to securities other than the Shares) as the Representative may reasonably request; and in case any Underwriter is required to deliver a prospectus after the expiration of nine months after the date hereof, to furnish to any Underwriter, upon request, at the expense of such Underwriter, a reasonable quantity of a supplemental prospectus or of supplements to the Prospectus complying with Section 10(a)(3) of the Act.

(c) To furnish to the Representative a copy, certified by the Secretary or an Assistant Secretary of the Company, of the Registration Statement as initially filed with the Commission and of all amendments thereto (exclusive of exhibits), other than amendments relating solely to securities other than the Shares and, upon request, to furnish to the Representative sufficient plain copies thereof (exclusive of exhibits) for distribution to the other Underwriters.

(d) The Company will advise the Representative promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed; (ii) when any supplement or amendment to the Prospectus or any Permitted Free Writing Prospectus has been filed; (iii) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Pricing Disclosure Package or any Permitted Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Pricing Disclosure Package or any such Permitted Free Writing Prospectus is delivered to a purchaser, not misleading; (iv) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act; and (v) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, the Pricing Disclosure Package or the Prospectus or suspending any such qualification of the Shares and, if any such order is issued, will use reasonable efforts to obtain as soon as possible the withdrawal thereof.

(e) During the Prospectus Delivery Period, if any event shall have occurred as a result of which it is necessary to amend or supplement the Pricing Prospectus or the Prospectus in order to make the statements therein, in the light of the circumstances when the Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus is delivered to a purchaser, not contain any untrue statement of a material fact or not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, promptly notify the Underwriters of such event and forthwith to prepare and furnish, at its own expense, to the Underwriters and to dealers (whose names and addresses will be furnished to the Company by the Representative) to whom Shares may have been sold by the Representative for the accounts of the Underwriters and, upon request, to any other dealers making such request, copies of such amendments to the Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus or supplements to the Pricing Prospectus, the Prospectus or any Permitted Free Writing Prospectus.

(f) As soon as practicable, the Company will make generally available to its security holders and to the Underwriters an earnings statement or statement of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(g) To use its best efforts to qualify the Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Representative may designate and shall maintain such qualifications so long as required for the offering and sale of the Shares within six months after the date hereof and itself to pay, or to reimburse the Underwriters and their counsel for, reasonable filing fees and expenses in connection therewith in an amount not exceeding $3,500 in the aggregate (including filing fees and expenses paid and incurred prior to the effective date hereof), provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a consent to service of process or to file annual reports or to comply with any other requirements deemed by the Company to be unduly burdensome.

(h) To pay all expenses, fees and taxes (other than transfer taxes on resales of the Shares by the respective Underwriters, but including all amounts relating to (i) the Company’s costs and expenses for travel, lodging and incidental expenses relating to investor presentations on any “road show” undertaken in connection with the marketing of the Shares; (ii) the listing of the Shares on the New York Stock Exchange; (iii) the preparation of the Registration Statement, the Preliminary Prospectus Supplement and the Prospectus Supplement (and any amendments or supplements thereto); (iv) the sale and delivery of the Shares; (v) the reasonable fees and disbursements of counsel and accountants for the Company; and (vi) the printing and delivery of the Preliminary Prospectus Supplement, the Prospectus Supplement and any Permitted Free Writing Prospectus) in connection with the sale and delivery of the Shares, except that the Company shall be required to pay the fees and disbursements (other than disbursements referred to in paragraph (g) of this Section 4) of counsel to the Underwriters only in the events provided in paragraph (i) of this Section 4 and paragraph (a) of Section 8, the Underwriters hereby agreeing to pay such fees and disbursements in any other event.

(i) If the Underwriters shall not take up and pay for the Shares due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, or, if this Agreement shall be terminated in accordance with the provisions of Section 9 or 10 hereof, to pay the fees and disbursements of counsel to the Underwriters, and, if the Underwriters shall not take up and pay for the Shares due to the failure of the Company to comply with any of the conditions specified in Section 3 hereof, to reimburse the Underwriters for their reasonable out-of-pocket expenses, in an aggregate amount not exceeding a total of $100,000, incurred in connection with the financing contemplated by this Agreement.

(j) The Company will not, without the prior written consent of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934 (1934 Act), any shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock other than as provided in this Agreement; or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of this Agreement, provided, however, that the Company may issue and sell Common Stock pursuant to the terms of any employee stock option plan, stock ownership plan, dividend reinvestment plan or any other similar plan of the Company in effect as of the date hereof and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding as of the date hereof.

(k) To use its reasonable efforts to cause the Shares to be accepted for clearance and settlement through the facilities of The Depositary Trust Company.

(l) To use its reasonable efforts to effect the listing of the Shares on the New York Stock Exchange.

5.           Representations and Warranties of the Company:  The Company represents and warrants to, and agrees with you, as set forth below:

(a) The Registration Statement on its effective date complied with the applicable provisions of the Act and the rules and regulations of the Commission and the Registration Statement at its effective date and as of the Applicable Time did not, and at the Closing Time and the Option Settlement Date, as applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, the Pricing Disclosure Package, and the Pricing Disclosure Package considered together with any Permitted Free Writing Prospectuses, as of the Applicable Time did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, each broadly available electronic road show within the meaning of Rule 433(h)(5), if any, when considered as a whole with the Pricing Disclosure Package, as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Basic Prospectus on the date of this Agreement and the Prospectus as of its date complies, and at the Closing Time and the Option Settlement Date, as applicable, the Prospectus will comply, with the applicable provisions of the Act, and the rules and regulations of the Commission, the Basic Prospectus and the Prospectus as of their respective dates do not, and the Prospectus at the Closing Time and the Option Settlement Date, as applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no warranty or representation to the Underwriters with respect to any statements or omissions made in the Registration Statement, the Basic Prospectus, the Pricing Prospectus, any Permitted Free Writing Prospectus or the Prospectus in reliance upon and in conformity with information furnished in writing to the Company by, or through the Representative on behalf of, any Underwriter expressly for use in the Registration Statement, the Basic Prospectus, the Pricing Prospectus or Prospectus.

(b) The documents incorporated by reference in the Registration Statement or Pricing Prospectus, when they were filed with the Commission, complied in all material respects with the applicable provisions of the 1934 Act and the rules and regulations of the Commission thereunder, and as of such time of filing, when read together with the Pricing Prospectus, the Permitted Free Writing Prospectuses and the Prospectus, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The information contained in any Permitted Free Writing Prospectus listed in Exhibit 2 does not conflict with the information contained in the Registration Statement, the Pricing Prospectus or the Prospectus and no such Permitted Free Writing Prospectus, taken together with the remainder of the Pricing Disclosure Package as of the Applicable Time, contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Since the respective dates as of which information is given in the Registration Statement, the Pricing Disclosure Package and the Pricing Prospectus, except as otherwise referred to or contemplated therein, there has been no material adverse change in the business, properties or financial condition from that set forth in the Pricing Prospectus.

(d) This Agreement has been duly authorized, executed and delivered by the Company.

(e) The execution, delivery and performance of this Agreement, the issuance of the Shares and the consummation by the Company of the transactions contemplated herein is not in violation of its charter or bylaws, will not result in the violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court having jurisdiction over the Company or its properties, and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Company is a party or by which it may be bound or to which any of its properties may be subject (except, other than with respect to its charter or bylaws, for conflicts, breaches or defaults which would not, individually or in the aggregate, be materially adverse to the Company or materially adverse to the transactions contemplated by this Agreement).

(f) The Shares have been duly authorized and, when issued and delivered in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable.

(g) No authorization, approval, consent or order of any court or governmental authority or agency is necessary in connection with the issuance and sale by the Company of the Shares or the consummation of the transactions by the Company contemplated in this Agreement, except (A) such as may be required under the Act or the rules and regulations thereunder and (B) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws.

(h) The Company and each Significant Subsidiary of the Company have been duly organized and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation.

(i) The consolidated financial statements of the Company and its consolidated subsidiaries together with the notes thereto, included or incorporated by reference in the Pricing Prospectus and the Prospectus present fairly the financial position of the Company at the dates or for the periods indicated; said consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles applied, apart from reclassifications disclosed therein, on a consistent basis throughout the periods involved; and the selected consolidated financial information of the Company included in the Pricing Prospectus and the Prospectus presents fairly the information shown therein and has been compiled, apart from reclassifications disclosed therein, on a basis consistent with that of the audited financial statements of the Company included or incorporated by reference in the Pricing Prospectus and the Prospectus.

(j) The Company has the authorized capitalization as set forth in the Pricing Disclosure Package under the heading “Capitalization and Short-Term Debt”.  The authorized capital stock of the Company is 600,000,000 shares of common stock, of which 406,071,256 shares of common stock were issued and outstanding as of December 31, 2008 (except for subsequent issuances, if any, pursuant to this Agreement, or pursuant to agreements or employee benefit plans referred to in the Prospectus or pursuant to the Dividend Reinvestment and Direct Stock Purchase Plan).  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights, if any, of any securityholder of the Company.  The issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable; and the common capital stock of each Significant Subsidiary is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equitable right.

(k) There is no pending action, suit, investigation, litigation or proceeding, including, without limitation, any environmental action, affecting the Company or any of its Significant Subsidiaries before any court, governmental agency or arbitration that is reasonably likely to have a material adverse effect on the business, properties, financial condition or results of operations of the Company, except as disclosed in the Pricing Prospectus.

(l) Neither the Company nor any of its Significant Subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Significant Subsidiaries is a party or by which the Company or any of its Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject; or (iii) except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, including violation of any federal, state, local or foreign laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements relating to the protection of human health and safety, the environment, natural resources or hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a material adverse effect on the business, properties or financial condition of the Company (a Material Adverse Effect).

(m) At the determination date for purposes of the Shares within the meaning of Rule 164(h) under the Act, the Company was not an “ineligible issuer” as defined in Rule 405 under the Act.

(n) The Company and its Significant Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, neither the Company nor any of its Significant Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization.

(o) The Company has not made any filings pursuant to the 1934 Act or the rules and regulations thereunder, within 24 hours preceding the Applicable Time.

(p) The Company employs disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officer, as appropriate, to allow timely decisions regarding disclosure; as of the time of the last evaluation by the Company’s principal executive and principal financial officers, such disclosure controls and procedures are effective.

       (q)  The Company’s internal control over financial reporting includes policies and procedures that are designed to (i) provide for the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions concerning the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles in the United States of America; (iii) provide reasonable assurance that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

The Company’s covenants, warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Shares hereunder.

6.	Free Writing Prospectuses:

(a) The Company represents and agrees that, without the prior consent of the Representative, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus; each Underwriter, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representative, it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus,” as defined in Rule 405 under the Act, other than a Permitted Free Writing Prospectus.

(b) The Company and each Underwriter has complied and will comply with the requirements of Rule 433 applicable to any other Permitted Free Writing Prospectus, including timely Commission filing where required and legending.

(c) The Company agrees that if at any time following issuance of a Permitted Free Writing Prospectus any event occurred or occurs as a result of which such Permitted Free Writing Prospectus would conflict in any material respect with the information in the Registration Statement, the Pricing Prospectus or the Prospectus or include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, then (i) the Company will give prompt notice thereof to the Representative, and (ii) if requested by the Representative, the Company will prepare and furnish without charge a Permitted Free Writing Prospectus or other document which will correct such conflict, statement or omission.

7.           Warranties of Underwriters:  Each Underwriter warrants and represents that the information furnished in writing to the Company through the Representative for use in the Registration Statement, in the Basic Prospectus, in any Permitted Free Writing Prospectus, in the Pricing Prospectus, in the Prospectus, or in the Prospectus as amended or supplemented is correct as to such Underwriter.

The warranty and representation of each Underwriter contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or other person, and shall survive the delivery of and payment for the Shares hereunder.

8.           Indemnification and Contribution:

(a) To the extent permitted by law, the Company agrees to indemnify and hold each Underwriter harmless, each Underwriter’s employees, agents, officers and directors and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act, against any and all losses, claims, damages or liabilities, joint or several, to which an Underwriter, they or any of you or them may become subject under the Act or otherwise, and to reimburse the Underwriters, they or any of you or them, for any legal or other expenses incurred by you or them in connection with defending any action, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any alleged untrue statement or untrue statement of a material fact contained in the Registration Statement, in the Basic Prospectus (if used prior to the effective date of this Agreement), in the Pricing Prospectus, in any Permitted Free Writing Prospectus, in any “issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or if the Company shall furnish or cause to be furnished to the Underwriters any amendments or any supplements to the Pricing Prospectus or the Prospectus, in the Pricing Prospectus or the Prospectus as so amended or supplemented except to the extent that such amendments or supplements relate solely to securities other than the Shares (provided that if such Prospectus or such Prospectus, as amended or supplemented, is used after the period of time referred to in Section 4(b) hereof, it shall contain such amendments or supplements as the Company deems necessary to comply with Section 10(a) of the Act), or arise out of or are based upon any alleged omission or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any such alleged untrue statement or omission, or untrue statement or omission which was made in the Registration Statement, in the Basic Prospectus, in the Pricing Prospectus, in any Permitted Free Writing Prospectus, in any “issuer free writing prospectus” (as defined in Rule 433 under the Act) or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by or through the Representative expressly for use therein.  Each Underwriter agrees promptly after its receipt of written notice of the commencement of any action in respect to which indemnity from the Company on account of its agreement contained in this Section 8(a) may be sought by any such Underwriter, or by any person controlling any such Underwriter, to notify the Company in writing of the commencement thereof, but the omission so to notify the Company of any such action shall not release the Company from any liability which it may have to an Underwriter or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(a).  In case any such action shall be brought against an Underwriter or any such controlling person and an Underwriter shall notify the Company of the commencement thereof, as above provided, the Company shall be entitled to participate in, and, to the extent that it shall wish, including the selection of counsel (such counsel to be reasonably acceptable to the indemnified party), to direct the defense thereof at its own expense.  In case the Company elects to direct such defense and select such counsel (hereinafter, Company’s counsel), an Underwriter or any controlling person shall have the right to employ its own counsel, but, in any such case, the fees and expenses of such counsel shall be at such Underwriter’s or controlling person’s expense unless (i) the Company has agreed in writing to pay such fees and expenses or (ii) the named parties to any such action (including any impleaded parties) include both an Underwriter or any controlling person and the Company and such Underwriter or any controlling person shall have been advised by its counsel that a conflict of interest between the Company and such Underwriter or any controlling person may arise (and the Company’s counsel shall have concurred in good faith with such advice) and for this reason it is not desirable for the Company’s counsel to represent both the indemnifying party and the indemnified party (it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Underwriters or any controlling person (plus any local counsel retained by the Underwriters or any controlling person in their reasonable judgment), which firm (or firms) shall be designated in writing by the Underwriters or any controlling person).

(b) Each Underwriter agrees, to the extent permitted by law, severally and not jointly, to indemnify, hold harmless and reimburse the Company, its directors and such of its officers as shall have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, to the same extent and upon the same terms as the indemnity agreement of the Company set forth in Section 8(a) hereof, but only with respect to untrue statements or alleged untrue statements or omissions or alleged omissions made in the Registration Statement, or in the Basic Prospectus (if used prior to the effective date of this Agreement), or in the Pricing Prospectus, or in any Permitted Free Writing Prospectus, or in the Prospectus, or in the Prospectus as so amended or supplemented, in reliance upon and in conformity with information furnished in writing to the Company by the Representative on behalf of such Underwriter expressly for use therein.  The Company agrees promptly after the receipt by it of written notice of the commencement of any action in respect to which indemnity from you on account of your agreement contained in this Section 8(b) may be sought by the Company, or by any person controlling the Company, to notify you in writing of the commencement thereof, but the Company’s omission so to notify you of any such action shall not release you from any liability which you may have to the Company or to such controlling person otherwise than on account of the indemnity agreement contained in this Section 8(b).

(c) If recovery is not available or insufficient to hold the indemnified party harmless under Section 8(a) or 8(b) hereof for any reason other than as specified therein, the indemnified party shall be entitled to contribution for any and all losses, claims, damages, liabilities and expenses for which such indemnification is so unavailable or insufficient under this Section 8(c).  In determining the amount of contribution to which such indemnified party is entitled, there shall be considered the portion of the proceeds of the offering of the Shares realized by the Company on the one hand and the Underwriters on the other hand, the relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any equitable considerations appropriate under the circumstances.  The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the Underwriters were treated as one entity for such purpose) without reference to the considerations called for in the previous sentence.  No Underwriter or any person controlling such Underwriter shall be obligated to contribute any amount or amounts hereunder which in the aggregate exceeds the total price of the Shares purchased by such Underwriter under this Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  An Underwriter’s obligation to contribute under this Section 8 is in proportion to its purchase obligation and not joint with any other Underwriter.

(d) No indemnifying party shall, without the prior written consent of the   indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

(e) In no event shall any indemnifying party have any liability or responsibility in respect of the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim effected without its prior written consent.

The agreements contained in this Section 8 hereof shall remain in full force and effect regardless of any investigation made by or on behalf of any person, and shall survive the delivery of and payment for the Shares hereunder.

9.           Default of Underwriters:  If any Underwriter under this Agreement shall fail or refuse (otherwise than for some reason sufficient to justify, in accordance with the terms hereof, the cancellation or termination of its obligations hereunder) to purchase and pay for the number of Shares which it has agreed to purchase and pay for hereunder, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares, the other Underwriters shall be obligated severally in the proportions which the amounts of Shares set forth opposite their names in Exhibit 1 hereto bear to the aggregate number of Shares set forth opposite the names of all such non-defaulting Underwriters, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein; provided that in no event shall the number of Shares which any Underwriter has agreed to purchase pursuant to Section 1 hereof be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter.  In the event of any such purchase, (a) the non-defaulting Underwriters or the Company shall have the right to fix as a postponed Closing Time a date not exceeding four full business days after the date specified in Section 2 and (b) the respective number of Shares to be purchased by the non-defaulting Underwriters shall be taken as the basis of their respective underwriting obligations for all purposes of this Agreement.  If any Underwriter or Underwriters shall fail or refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs is more than one-tenth of the aggregate number of the Shares then this Agreement shall terminate without liability on the part of any non-defaulting Underwriter; provided, however, that the non-defaulting Underwriters may agree, in their sole discretion, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the terms set forth herein.  In the event of any such termination, the Company shall not be under any liability to any Underwriter (except to the extent, if any, provided in Section 4(i) hereof), nor shall any Underwriter (other than an Underwriter who shall have failed or refused to purchase the Shares without some reason sufficient to justify, in accordance with the terms hereof, its termination of its obligations hereunder) be under any liability to the Company or any other Underwriter.

Nothing herein contained shall release any defaulting Underwriter from its liability to the Company or any non-defaulting Underwriter for damages occasioned by its default hereunder.

10.           Termination of Agreement by the Underwriters:  This Agreement may be terminated at any time prior to the Closing Time by the Representative if, after the execution and delivery of this Agreement and prior to the Closing Time, in the Representative’ reasonable judgment, the Underwriters’ ability to market the Shares shall have been materially adversely affected because:

(i)
trading in securities on the New York Stock Exchange shall have been generally suspended by the Commission or by the New York Stock Exchange or trading in the securities of the Company shall have been suspended by the New York Stock Exchange, or

(ii)	there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other national or international calamity or crisis, or

(iii)	a general banking moratorium shall have been declared by Federal or New York State authorities, or

(iv)
there shall have been any decrease in the ratings of the Company’s senior unsecured debt securities by Moody’s to a rating of below Baa2 or S&P to a rating of below BBB or either Moody’s or S&P shall publicly announce that it has such debt securities under consideration for possible downgrade.

If the Representative elects to terminate this Agreement, as provided in this Section 10, the Representative will promptly notify the Company by telephone or by telex or facsimile transmission, confirmed in writing.  If this Agreement shall not be carried out by any Underwriter for any reason permitted hereunder, or if the sale of the Shares to the Underwriters as herein contemplated shall not be carried out because the Company is not able to comply with the terms hereof, the Company shall not be under any obligation under this Agreement and shall not be liable to any Underwriter or to any member of any selling group for the loss of anticipated profits from the transactions contemplated by this Agreement (except that the Company shall remain liable to the extent provided in Sections 4(h), 4(i) and 8 hereof) and the Underwriters shall be under no liability to the Company nor be under any liability under this Agreement to one another.

11.           Notices:  All notices hereunder shall, unless otherwise expressly provided, be in writing and be delivered at or mailed to the following addresses or by telex or facsimile transmission confirmed in writing to the following addresses:  if to the Underwriters, to the Representative at J.P. Morgan Securities Inc., 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358) Attention Equity Syndicate Desk; Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, Attention: LCD-IBD; Barclays Capital Inc., 745 7th Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: 646-834-8133); Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention; General Counsel’s Office; and Morgan Stanley & Co. Incorporated, 1585 Broadway, 4th Floor, New York, New York 10036, Attention: Equity Syndicate Desk (Fax: 212-507-5075); and, if to the Company, to American Electric Power Company, Inc., c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215, Attention: General Counsel (fax 614/716-1687).

12.           Parties in Interest:  The agreement herein set forth has been and is made solely for the benefit of the Underwriters, the Company (including the directors thereof and such of the officers thereof as shall have signed the Registration Statement), the controlling persons, if any, referred to in Section 8 hereof, and their respective successors, assigns, executors and administrators, and, except as expressly otherwise provided in Section 9 hereof, no other person shall acquire or have any right under or by the virtue of this Agreement.  The Company acknowledges and agrees that in connection with all aspects of each transaction contemplated by this Underwriting Agreement, the Company and the Underwriters have an arms length business relationship that creates no fiduciary duty on the part of any party and each expressly disclaims any fiduciary relationship.

13.           Definition of Certain Terms:  If there be two or more persons, firms or corporations named in Exhibit 1 hereto, the term “Underwriters”, as used herein, shall be deemed to mean the several persons, firms or corporations, so named (including the Representative herein mentioned, if so named) and any party or parties substituted pursuant to Section 9 hereof.  All obligations of the Underwriters hereunder are several and not joint.  If there shall be only one person, firm or corporation named in Exhibit 1 hereto, the term “Underwriters” and the term “Representative”, as used herein, shall mean such person, firm or corporation.  The term “successors” as used in this Agreement shall not include any purchaser, as such purchaser, of any of the Shares from any of the respective Underwriters.

14.           Conditions of the Company’s Obligations:  The obligations of the Company hereunder are subject to the Underwriters’ performance of their obligations hereunder, and the further condition that at the Closing Time the Commission shall not have issued a stop order with respect to the effectiveness of the Registration Statement.

15.           Applicable Law:  This Agreement will be governed and construed in accordance with the laws of the State of New York.

16.           Execution of Counterparts:  This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

*Plus an option to purchase from American Electric Power Company, Inc. up to 9,000,000 additional shares to cover over-allotments.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, on the date first above written.

AMERICAN ELECTRIC POWER

COMPANY, INC.

By:	/s/ Charles E. Zebula

Name:	Charles E. Zebula

Title:	Treasurer

J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

as Representatives
and on behalf of the Underwriters
named in Exhibit 1 hereto

J.P. Morgan Securities Inc.

By:           /s/ Lee Slettner
Name:      Lee Slettner
Title:         Managing Director

Credit Suisse Securities (USA) LLC

By:           /s/ John Cogan
Name:      John Cogan
Title:         Managing Director

Barclays Capital Inc.

By:           /s/ Robert Stowe
Name:      Robert Stowe
Title:         Managing Director

Citigroup Global Markets Inc.

By:           /s/ Michael Dorenfeld
Name:      Michael Dorenfeld
Title:         Vice President

Morgan Stanley & Co. Incorporated

By:           /s/ Eric Benedict
Name:      Eric Benedict
Title:         Executive Director

EXHIBIT 1

Underwriters:

Name	Number of Shares
J.P. Morgan Securities Inc.	15,600,000
Credit Suisse Securities (USA) LLC	12,420,000
Barclays Capital Inc.	6,660,000
Citigroup Global Markets Inc.	6,660,000
Morgan Stanley & Co. Incorporated	6,660,000
Goldman, Sachs & Co.	2,800,000
UBS Securities LLC	2,800,000
Wachovia Capital Markets, LLC	2,800,000
ABN AMRO Incorporated	1,200,000
KeyBanc Capital Markets Inc.	1,200,000
Mitsubishi UFJ Securities (USA), Inc.	1,200,000
Total	60,000,000

EXHIBIT 2

PRICING DISCLOSURE PACKAGE

1)	Prospectus dated December 22, 2008
2)	Preliminary Prospectus Supplement dated March 30, 2009 (including Incorporated Documents)
3)	Pricing Information
a) Shares Offered: Up to 69,000,000 shares of Common Stock b) Price to Public: $24.50 c) Closing Date: April 7, 2009

EXHIBIT 3

PERSONS SUBJECT TO LOCK-UP

Akins, Nicholas K.
Brooks, E. R.
Carlton, Donald M.
Crosby, Jr., Ralph D.
English, Carl L.
Goodspeed, Linda A.
Hoaglin, Thomas E.
Hudson, Jr., Lester A.
Keane, John B.
Koeppel, Holly K.
McCellon-Allen, Venita
Morris, Michael G.
Munczinski, Richard E.
Nowell, III, Lionel L.
Powers, Robert P.
Sandor, Richard L.
Sullivan, Kathryn D.
Tierney, Brian X.
Tomasky, Susan
Tucker, Sara Martinez
Turner, John F.

EXHIBIT 4

FORM OF LOCK-UP AGREEMENT

American Electric Power Company, Inc.

Lock-Up Agreement

April 1, 2009

J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC

As Representatives of the several Underwriters

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between the Company and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of up to 69,000,000 shares of Common Stock, $6.50 par value (the “Shares”) of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“’34 Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company of which the undersigned is the beneficial owner within the meaning of Rule 13d-3 under the ’34 Act, or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 60 days after the date of this Lock-Up Agreement, other than shares of Common Stock disposed of as bona fide gifts, provided the transferee or transferees agree in writing to be bound by the Lock-Up Agreement.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Time (as defined in the Underwriting Agreement), this Lock-Up Agreement set forth above shall likewise be terminated simultaneously therewith.

The undersigned understands that the Company and the Underwriters are relying on this Lock-Up Agreement in proceeding with the offering of the Shares.  The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding on the undersigned’s heirs, legal representatives, successors and assigns.

This Lock-Up Agreement will be governed and construed in accordance with the laws of the State of New York.

Yours very truly,

______________________________
Name: